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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 22, 2003

                          COMMONWEALTH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                   13-3245741
(State of incorporation)                  (I.R.S. Employer Identification No.)

        500 West Jefferson Street
          PNC Plaza-19th Floor
          Louisville, Kentucky                               40202-2823
(Address of principal executive office)                      (Zip Code)

       Registrant's telephone number, including area code: (502) 589-8100

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

Item 9.  Regulation FD Disclosure.

         See the following press release, dated July 22, 2003, announcing Commonwealth Industries, Inc.'s results of operations for the Second Quarter of 2003. Note that this information is being provided under Item 9 and Item 12 of Form 8-K:

                           Contact:     Kim S. Knotts
                                        Director of Investor Relations
                                        (502) 588-8207

             COMMONWEALTH INDUSTRIES REPORTS SECOND QUARTER RESULTS

LOUISVILLE, Ky. (July 22, 2003) - Commonwealth Industries, Inc. (NASDAQ/NM:
CMIN) today announced results for the second quarter and six-month period ended June 30, 2003.

     As announced last month, Commonwealth implemented cost-cutting actions in the second quarter to partially counteract the difficult business conditions in its aluminum products and electrical products business units, where weak demand continues to pressure sales volumes. Declines in shipment volume resulted in lower revenues for the second quarter and year-to-date period of 2003, as reported below.

     Commenting on the results, Mark V. Kaminski, President and Chief Executive Officer, said, "Business conditions in the second quarter were weaker than we originally anticipated, leading to much lower shipment volumes. Since much of our manufacturing cost structure is fixed and cannot be easily reduced over a short period of time, the impact of lower volume adversely affected our profitability for the quarter. As these conditions became more apparent, we implemented spending reductions across our organization to minimize variable costs. These initiatives will position Commonwealth to reduce its break-even point significantly in the months and years ahead while improving our competitive position in the markets we serve."

     Net sales for the second quarter of 2003 declined 15% to $215.1 million from $251.7 million in the same period last year. Commonwealth's gross profit for the quarter declined 22% to $12.2 million from $15.7 million for the year-earlier period. The net loss for the second quarter of 2003 totaled $1.9 million or $0.12 per share compared with net income of $1.1 million or $0.07 per share in the same quarter last year. During the second quarter Commonwealth implemented changes to its post-retirement medical insurance program applicable to all non-bargaining unit Kentucky employees, limiting eligibility and increasing premiums. Because of these changes, the Company realized a second quarter benefit of approximately $2.5 million after tax or $0.16 per share. The Company recognized this benefit as reductions of approximately $1.3 million in cost of goods sold and $1.2 million in selling, general and administrative expenses.

     For the first half of 2003, net sales declined 10% to $427.1 million compared with $473.6 million in the year-earlier period. Gross profit for the first six months of 2003 dropped 18% to $21.5 million versus $26.2 million for the same period last year. The Company's net loss for the first half of 2003 was $8.4 million or $0.52 per share, including the benefit from restructuring its post-retirement medical insurance program. This compares with a net loss of $3.3 million or $0.21 per diluted share in the year-earlier period, excluding the impact of goodwill impairment charges recorded in the first quarter of 2002. Including goodwill impairment charges, the Company's net loss for the first half of 2002 was $28.7 million or $1.79 per diluted share.

     Commonwealth's aluminum shipments declined 25% to 178.2 million pounds in the second quarter of 2003 from 237.9 million pounds in the year-earlier period, while shipments of electrical conduit and cable products declined 6% to 111.5 million feet from 118.5 million feet in the second quarter of 2002. For the year-to-date period, aluminum shipments declined 19% to 361.9 million pounds from 447.4 million pounds in the first half of 2002. Shipments of electrical conduit and cable products were down 7% to 226.4 million feet in the first six months of 2003 from 244.5 million feet in the comparable period last year.

     The Company's gross profit margin for the second quarter declined to 5.7% from 6.2% in the year-earlier period due primarily to margin pressure at Alflex, the Company's electrical products business. In Commonwealth's aluminum products business, which accounted for more than 88% of the Company's total sales in the first half of 2003, gross profit margin increased to 4.7% in the second quarter of 2003 from 4.5% in the same period last year. Material margins improved to $0.372 per pound from $0.300 per pound in the same quarter last year. Although the gross profit margin for Alflex declined to 12.1% in the second quarter of 2003 from 19.0% in the same period last year, it improved from the first quarter 2003 gross margin of 8.7%.

     Selling, general and administrative expenses for the second quarter of 2003 declined 3% to $10.7 million from $11.0 million in the same quarter last year, primarily reflecting the net effect of the aforementioned $1.2 million post-retirement medical insurance adjustment, which offset planned costs associated with the Company's project to upgrade its information technology systems.

     At June 30, 2003, Commonwealth had $395.0 million in total assets compared with $410.9 million a year ago. Stockholders' equity at June 30, 2003, was $99.6 million versus $114.0 million at the end of the second quarter of 2002. Debt-to-capitalization was 56% at June 30, 2003, compared with 52% this same time last year.

     Concluding, Kaminski added, "Although sales volume declined, the 24% increase in the aluminum unit's material margin partially offset the effect of volume decline. Beyond that, our continued focus on reducing expenses and strategic investment in new information systems will position Commonwealth to take advantage of our markets as forecasted economic improvement materializes."

     Commonwealth Industries is one of North America's leading manufacturers of aluminum sheet for distributors and the transportation, construction, and consumer durables end-use markets. The Company has direct-chill casting facilities in Kentucky and continuous casting mini-mills in Ohio and California. Commonwealth also is a leading manufacturer of innovative electrical products through its Alflex operations in California and North Carolina. For more information about the Company, visit Commonwealth's website at www.ciionline.com.

     A public, listen-only simulcast and replay of Commonwealth's second quarter conference call may be accessed at the Company's web site or www.companyboardroom.com. The simulcast will begin at approximately 10:00 a.m. Eastern Daylight Time today, and a replay of the call will be available beginning at approximately noon Eastern Daylight Time today through August 22, 2003.

     Certain statements set forth above, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions and growth opportunities are forward-looking statements. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Such factors may include, without limitation, the effect of global economic conditions, the ability to achieve the level of cost savings or productivity improvements anticipated by management, the effect (including possible increases in the cost of doing business) resulting from war or terrorist activities or political uncertainties, the ability to successfully implement new marketing and sales strategies, the impact of competitive products and pricing, product development and commercialization, availability and cost of critical raw materials, the ability to effectively hedge the cost of raw materials, capacity and supply constraints or difficulties, the success of the Company in implementing its business strategy, and other risks as detailed in the Company's various filings with the Securities and Exchange Commission.

                          COMMONWEALTH INDUSTRIES, INC.
                 Condensed Consolidated Statement of Operations
                      (in thousands except per share data)

                                                                              Three Months Ended           Six Months Ended
                                                                                    June 30,                    June 30,
                                                                             2003            2002         2003            2002
                                                                          -----------    -----------    ----------    -----------
Net sales                                                                  $   215,120     $  251,728   $   427,088     $  473,586
Cost of goods sold                                                             202,906        236,044       405,556        447,362
                                                                           -----------     ----------   -----------     ----------
    Gross profit                                                                12,214         15,684        21,532         26,224
Selling, general and administrative expenses                                    10,693         10,995        23,217         22,255
                                                                           -----------     ----------   -----------     ----------
    Operating income (loss)                                                      1,521          4,689        (1,685)         3,969
Other income (expense), net                                                        414            213           908            486
Interest expense, net                                                           (3,786)        (3,851)       (7,487)        (7,702)
                                                                           -----------     ----------   -----------     ----------
    Income (loss) before income taxes and cumulative
      effect of change in accounting principle                                  (1,851)         1,051        (8,264)        (3,247)
Income tax expense (benefit)                                                        20            (47)          100             78
                                                                           -----------     ----------   -----------     ----------
    Income (loss) before cumulative effect of
      change in accounting principle                                            (1,871)         1,098        (8,364)        (3,325)
Cumulative effect of change in accounting principle                                 --             --            --        (25,327)
                                                                           -----------     ----------   -----------     ----------
    Net income (loss)                                                      $    (1,871)    $    1,098   $    (8,364)    $  (28,652)
                                                                           ===========     ==========   ===========     ==========

Basic and diluted net income (loss) per share:
   Income (loss) before cumulative effect of
     change in accounting principle                                        $     (0.12)   $      0.07   $     (0.52)   $     (0.21)
   Cumulative effect of change in accounting principle                              --             --            --          (1.58)
                                                                           -----------    -----------   -----------    -----------
   Net income (loss)                                                       $     (0.12)   $      0.07  $      (0.52)   $     (1.79)
                                                                           ===========    ===========   ===========    ===========

Weighted average shares outstanding:
    Basic                                                                      16,011          15,994       16,011          15,989
    Diluted                                                                    16,011          16,140       16,011          15,989

Dividends paid per share                                                   $     0.05      $     0.05   $     0.10      $     0.10

                          COMMONWEALTH INDUSTRIES, INC.
                       Operating and Financial Statistics
                  (dollars in thousands except per share data)

                                                                         Three Months Ended                Six Months Ended
                                                                               June 30,                        June 30,
                                                                        2003            2002             2003            2002
                                                                     -----------    -----------       -----------    -----------
Net sales volume:
    Aluminum products                                                $   190,099    $   223,999       $   377,385    $   416,957
    Electrical products                                              $    25,021    $    27,729       $    49,703    $    56,629

Shipment volume:
    Aluminum products (millions lbs.)                                      178.2          237.9             361.9          447.4
    Electrical products (millions ft.)                                     111.5          118.5             226.4          244.5

Production volume:
    Aluminum products (millions lbs.)                                      165.4          238.2             361.8          452.4
    Electrical products (millions ft.)                                     111.5          120.2             228.0          244.9

Gross profit percent
    Aluminum products                                                        4.7%           4.5%              4.2%           3.6%
    Electrical products                                                     12.1%          19.0%             10.4%          18.3%
    Consolidated Company                                                     5.7%           6.2%              5.0%           5.5%

Operating income percent
    Aluminum products                                                        3.5%           3.4%              2.9%           2.3%
    Electrical products                                                     (0.1%)          7.1%             (2.1%)          6.9%
    Consolidated Company                                                     0.7%           1.9%             (0.4%)          0.8%

EBITDA (1) (excluding non-cash goodwill
    impairment charges of $25.3 million in 2002)                      $     7,042    $    10,231       $     9,473    $    15,099
EBITDA (1) (including non-cash goodwill
    impairment charges of $25.3 million in 2002)                      $     7,042    $    10,231       $     9,473    $   (10,228)

Current ratio                                                                 3.1x           2.5x              3.1x           2.5x
Interest coverage ratio (EBITDA excluding
    non-cash goodwill impairment charges of $25.3
    million in 2002 to interest expense)                                      1.9x           2.7x              1.3x           2.0x
Interest coverage ratio (EBITDA including
    non-cash goodwill impairment charges of $25.3
    million in 2002 to interest expense)                                      1.9x           2.7x              1.3x          (1.3x)
Return on average stockholders' equity (annualized)                          (7.5%)          3.9%            (16.3%)        (47.8%)
Debt-to-capitalization                                                         56%            52%               56%            52%

Note (1) Earnings before interest, income taxes, depreciation and amortization. See EBITDA Calculation on Page 6.

                          COMMONWEALTH INDUSTRIES, INC.
                             EBITDA Calculation (1)
                                 (in thousands)

                                                                               Three Months Ended             Three Months Ended
                                                                                     June 30,                       June 30,
                                                                              2003            2002           2003            2002
                                                                           -----------    -----------     -----------    -----------

Net cash provided by operating activities                                 $    10,147    $     7,069     $     1,914    $     8,132
Adjustments to reconcile net cash provided by
 operations to net income (loss):
  Depreciation                                                                 (5,107)        (5,329)        (10,250)       (10,644)
  Amortization                                                                   (222)          (218)           (444)          (537)
  Goodwill impairment charges                                                      --             --              --        (25,327)
  Loss on disposal of property, plant and equipment                               (28)           (79)            (40)           (81)
  Issuance of common stock in connection with stock awards                         --            (95)            (90)          (170)
  Change in working capital and other net assets                               (6,661)          (250)            546            (25)
                                                                         ------------    -----------    ------------    -----------
Net income (loss)                                                         $    (1,871)   $     1,098     $    (8,364)   $   (28,652)
Add back depreciation                                                           5,107          5,329          10,250         10,644
Add back amortization (2)                                                          --             --              --             --
Add back tax expense / subtract tax benefit                                        20            (47)            100             78
Add back interest expense, net (2)                                              3,786          3,851           7,487          7,702
                                                                          -----------    -----------     -----------    -----------
   EBITDA including non-cash goodwill impairment charges                        7,042         10,231           9,473        (10,228)
Add back non-cash goodwill impairment charges                                      --             --              --         25,327
                                                                          -----------    -----------     -----------    -----------
   EBITDA excluding non-cash goodwill impairment charges                  $     7,042    $    10,231     $     9,473    $    15,099
                                                                          ===========    ===========     ===========    ===========

Note (1) EBITDA is used in the calculation of certain covenants under the Company's credit agreement.

     (2) Amortization of financing costs for the three months ended June 30, 2003 and 2002 of $222 and $218, respectively, and the six months ended June 30, 2003 and 2002 of
         $444 and $537, respectively, is included in interest expense, net instead of in amortization in the above calculation.

                          COMMONWEALTH INDUSTRIES, INC.
                 Condensed Consolidated Statement of Cash Flows
                                 (in thousands)

                                                                                          Six Months Ended
                                                                                              June 30,
                                                                                       2003            2002
                                                                                    ------------   -----------
Cash flows from operating activities:
  Net income (loss)                                                                 $    (8,364)   $   (28,652)
  Adjustments to reconcile net income (loss) to net cash
    provided by operations:
       Depreciation                                                                      10,250         10,644
       Amortization                                                                         444            537
       Goodwill impairment charges                                                           --         25,327
       Loss on disposal of property, plant and equipment                                     40             81
       Issuance of common stock in connection with stock awards                              90            170
       Change in working capital and other net assets                                      (546)            25
                                                                                    ------------   -----------
         Net cash provided by operating activities                                        1,914          8,132
                                                                                    ------------   -----------

Cash flows from investing activities:
  Purchases of property, plant and equipment                                             (7,091)        (3,194)
  Proceeds from sale of property, plant and equipment                                       155              3
                                                                                    -----------    -----------
         Net cash (used in) investing activities                                         (6,936)        (3,191)
                                                                                    -----------    -----------

Cash flows from financing activities:
  Proceeds from long-term debt                                                           60,398         45,970
  Repayments of long-term debt                                                          (60,398)       (45,970)
  Repayments of notes receivable form sale of common stock                                   --          1,561
  Cash dividends paid                                                                    (1,601)        (1,599)
                                                                                    -----------    -----------
         Net cash (used in) financing activities                                         (1,601)           (38)
                                                                                    -----------    -----------

Net (decrease) increase in cash and cash equivalents                                     (6,623)         4,903
Cash and cash equivalents at beginning of period                                         13,211          6,393
                                                                                    -----------    -----------
Cash and cash equivalents at end of period                                          $     6,588    $    11,296
                                                                                    ===========    ===========

                          COMMONWEALTH INDUSTRIES, INC.
                      Condensed Consolidated Balance Sheet
                        (in thousands except share data)

                                                                                              June 30,
                                                                                    --------------------------
                                                                                       2003            2002
                                                                                    -----------    -----------
Assets
Cash and cash equivalents                                                           $     6,588    $    11,296
Accounts receivable, net                                                                    211             72
Inventories                                                                             142,374        115,630
Net residual interest in receivables sold                                                39,865         85,115
Prepayments and other current assets                                                      7,819          2,715
                                                                                    -----------    -----------
        Total current assets                                                            196,857        214,828
Property, plant and equipment, net                                                      143,614        144,603
Goodwill, net                                                                            48,872         48,872
Other noncurrent assets                                                                   5,644          2,629
                                                                                    -----------    -----------
        Total assets                                                                $   394,987    $   410,932
                                                                                    ===========    ===========

Liabilities
Accounts payable                                                                    $    39,347    $    53,642
Accrued liabilities                                                                      24,122         30,700
                                                                                    -----------    -----------
        Total current liabilities                                                        63,469         84,342
Long-term debt                                                                          125,000        125,000
Other long-term liabilities                                                               4,969          5,816
Accrued pension benefits                                                                 29,149          3,939
Accrued postretirement benefits                                                          72,837         77,838
                                                                                    -----------    -----------
        Total liabilities                                                               295,424        296,935
                                                                                    -----------    -----------

Commitments and contingencies                                                                --             --

Stockholders' Equity
Common stock, $0.01 par value, 50,000,000 shares authorized,
     16,010,971 and 15,997,651 shares outstanding at
     June 30, 2003 and 2002, respectively                                                   160            160
Additional paid-in capital                                                              405,703        405,613
Accumulated deficit                                                                    (287,907)      (288,783)
Accumulated other comprehensive income:
     Minimum pension liability adjustment                                               (21,391)            --
     Effects of cash flow hedges                                                          2,998         (2,993)
                                                                                    -----------    -----------
        Total stockholders' equity                                                       99,563        113,997
                                                                                    -----------    -----------
        Total liabilities and stockholders' equity                                  $   394,987    $   410,932
                                                                                    ===========    ===========

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    COMMONWEALTH INDUSTRIES, INC.

                                 By    /s/ Mark V. Kaminski
                                       ---------------------------------------
                                       Mark V. Kaminski, President and
                                       Chief Executive Officer

Date: July 22, 2003